MERRILL LYNCH MULTI-STATE MUNICIPAL SERIES TRUST

MARYLAND MUNICIPAL BOND FUND

SERIES #15

FILE # 811-4375

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
07/20/01	Puerto Rico Pub Fin Corp 5.5% 8/1/19	$1,000,000	$356,680,000	Morgan Stanley
12/19/01	Puerto Rico Pub Fin Corp 5.75% 8/1/30	$600,000	$1,095,845,000	Morgan Stanley